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                               HIGHLY CONFIDENTIAL

                                          March 16, 1999


Ms. Sophia Bilinsky
5 Natasha Court
Sparta, New Jersey 07871

Dear Sophia:

      The following will amend the terms of your employment with U.S. HomeCare Corporation (the "Company" or "USHO") set forth in that certain employment letter dated May 6, 1998 (the "Employment Letter").

      Effective on the date hereof, the Employment Letter is hereby amended as follows:

      1. Paragraph 2(a) of the Employment Letter is hereby deleted and replaced in its entirety with the following:

            "a. Termination. If your employment as President and Chief Executive Officer of USHO is terminated without "good cause," USHO will, for the longer of the period ended June 30, 2000 or one year from the last day of employment: (1) continue to pay you an amount equal to your then current Base Salary on a monthly basis, (2) continue to pay you the Guaranteed Bonus amounts set forth in Paragraph 1(c) above and, unless and until you commence full time reemployment,
(3) continue your benefits as described in Paragraph 3 below (other than the 401(k) plan). If it is consistent with the Company's best interest, USHO's Board of Directors will use reasonable efforts to pay you the amounts set forth in clauses (1) and (2) above in full in cash upon the termination of your employment with USHO. "Good Cause" means gross misconduct, gross neglect of duties, acts involving moral turpitude, material breach by you of the terms of this letter if not cured within ten (10) days after notice from the Company, or any act or omission involving fraud, embezzlement, or misappropriation of any property or proprietary information of the Company by you."

      2. The following is hereby added to the Employment Letter as Paragraph 4:

      "4. Transaction Bonus. In the event of a Change of Control and/or the investment into the Company of $2 million or more of subordinated debt or equity capital or any reorganization of the Company, you will be entitled to a cash bonus of $250,000 ( the "Transaction Bonus") upon the consummation of the Change of Control or the investment (the "Closing"), provided, however, that in the event the $2 million of debt or equity is provided by a group currently affiliated with USHO, you shall not be entitled to the Transaction Bonus."

      If the terms of this letter are acceptable, please sign this letter at the bottom of this page and return it to Jay C. Huffard. An original of this letter is enclosed for your records.

                                          Very truly yours,

                                          U.S. HomeCare Corporation




                                                /s/ Jay C. Huffard
                                          -------------------------------------
                                          Jay C. Huffard
                                          Chairman of the Board

ACCEPTED AND AGREED:

      /s/ Sophia Bilinsky
------------------------------------
Sophia Bilinsky


Date:  March 17, 1999
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